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                                                                   EXHIBIT 10.37


                             EMPLOYMENT AGREEMENT
                             --------------------


     Employment Agreement (the "Agreement"), dated April ___, 1995, by and between Physicians Resource Group, Inc., a Delaware corporation (the "Company"), and Mark Kingston ("Employee").

     In consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

     Section 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

     Section 2.  DUTIES.  Employee shall serve as the Chief Development Officer
of the Company.   Except as otherwise provided pursuant to Section 11 hereof,
Employee agrees to devote his full time and best efforts to the performance of his duties to the Company. Employee acknowledges that the executive offices of the Company will be located in Houston, Texas. Employee recognizes that fulfillment of his duties hereunder will require his presence at the Company's executive offices. The Employee's failure to relocate his personal residence to the Houston, Texas metropolitan area shall not constitute grounds for termination for "Cause" pursuant to Section 6(b) hereof.

     Section 3. TERM. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for five years, commencing on the date that the registration statement on Form S-1, relating to an underwritten initial public offering of the Company's Common Stock (the "IPO"), is filed initially with the Securities and Exchange Commission (the "Commencement Date"), and shall be automatically renewed thereafter for successive one year terms unless either party gives to the other written notice of termination no fewer than thirty (30) days prior to the expiration of any such term that it does not wish to extend this Agreement.

     Section 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

     (a) Base Salary. Commencing on the date of consummation of the IPO, Employee shall be entitled to receive a base salary of $100,000 per annum or as increased from time to time by the Board of Directors of the Company.

     (b) Bonus. Employee shall be eligible to receive an annual cash bonus in an amount equal to up to 50% of his base salary in the event that the Company experiences at least 20% or greater growth in earnings per share on a year to year basis (calculated on a pro forma basis for the calendar year prior to the Company's first fiscal year of operations) in accordance with the following schedule:

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         Percentage Increase                Bonus as a Percentage
         in Earnings Per Share              of Annual Base Salary
         ---------------------              ---------------------

            20.0 - 22.5%                             10%
         Over 22.5 - 25.0%                           20%
         Over 25.0 - 27.5%                           30%
         Over 27.5 - 30.0%                           40%
            Over 30.0%                               50%

     Employee will be entitled to draw in advance against 75% of his maximum "projected" annual bonus, on a quarterly basis, as determined based on Company projections, and actual quarterly results, of operations. For purposes of this
Section 6(a), calculations of earnings per share for 1995 and 1996 shall be made in accordance with Exhibit A attached hereto.

     (c) Benefits. The Company shall grant Employee options to purchase shares of the Company's Common Stock at the initial public offering price for the Company's Common Stock on terms and in a quantity to be agreed upon following good faith negotiations between the Company's management team and the underwriters of the IPO, which terms shall be consistent with the terms of the stock option plans adopted by the Company pursuant to which the options are granted and the provisions of Section 7 hereof. It currently is contemplated that such options will vest over a period of five years. In addition, during the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate Company committee with respect to programs calling for such approvals or grants.

     Section 5.  EXPENSES.

     (a) General. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

     (b) Moving Expenses. The Company shall (i) reimburse Employee for any reasonable, out-of-pocket and adequately documented moving expenses incurred by Employee in connection with the transfer of his residence to Houston, Texas and pay to Employee an amount of cash reasonably calculated by the Company to negate adverse

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income tax consequences of Employee of the foregoing reimbursement and (ii) pay to Employee an amount equal to two months' salary (less required federal income tax withholding) for miscellaneous relocation expense.

     Section 6. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the term specified in
Section 3 hereof and any renewals of such term, except that the employment of Employee hereunder will terminate earlier in the following manner:

     (a) Death or Disability. Immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with the Company on a full-time basis for 120 consecutive business days;

     (b) For Cause. For "Cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or (iii) Employee has been convicted of a felony;

     (c) Failure of IPO. Automatically in the event that the IPO is not consummated on or before June 30, 1995; or

     (d) Termination Upon Anniversary. Upon the occurrence of any annual anniversary of the date of this Agreement, in the event that one party has provided to the other 60 days prior written notice of its election to terminate this Agreement.

     Employee will not be entitled to any severance pay or other compensation upon termination of his employment pursuant to Subsections (a)-(c) or Section 3 or in the event that Employee voluntarily leaves the employment of the Company except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under
Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. In the event Employee's employment with the Company is terminated by the Company for reasons other than any of the reasons enumerated in Subsections 6(a)-(c) above, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount of Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment for 12 months after the termination of Employee's employment (the "Separation Payment Period"), which severance pay will be paid by the Company in equal monthly payments in arrears. The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date

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to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

     Section 7. Effect of Termination on Options. Options held by the Employee will automatically expire if the Employee's employment with the Company is terminated for Cause as defined in Section 6(b) or if the Employee voluntarily leaves the employment of the Company in breach of this Agreement. If Employee's employment with the Company ends for any other reason than termination for Cause, voluntary departure in breach of this Agreement, due to death or pursuant to Section 6(d) above, such Employee's options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements. If the Employee dies while employed by the Company his options shall become fully exercisable on the date of his death and shall expire twelve months thereafter. If this Agreement is terminated by the Company pursuant to Section 6(d) above, (i) the options that are vested as of the date of termination shall remain exercisable for a period of twelve months after the date of termination and shall expire at the end of such twelve month period and (ii) the options that would have vested during the twelve months following termination shall vest upon termination, remain exercisable for a period of twelve months after the date of termination and expire at the end of such twelve month period. If this Agreement is terminated by the Employee pursuant to Section 6(d) above, the options that are vested as of the date of termination shall remain exercisable for a period of twelve months after the date of termination and shall expire at the end of such twelve month period.

     Section 8.  CHANGE IN CONTROL TERMINATION PAYMENT.

             (a)  Termination Payment.

                  (i) Amount. Notwithstanding anything to the contrary contained in Section 6 hereof, in the event Employee's employment with the Company terminates for any reason (other than death) within the twelve month period following a Change In Control (as defined in subsection 8(b) hereof) occurring after consummation of the IPO, the Company will pay Employee a lump sum payment (the "Termination Payment") in cash equal to 2.99 times the sum of the items in the following subsections (I) through (VI):

                      (I) Employee's annual base compensation determined by
                  reference to his base salary in effect immediately prior to the Change In Control;

                     (II) the maximum bonus that Employee could receive under
                  any management incentive bonus plan of the Company for the year in which the Change In Control occurs, assuming all incentives and financial targets were achieved that are necessary to require payment of the largest bonus amount by the Company to Employee; provided that the maximum bonus

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                  under this subsection 8(a)(i)(II) will not be less than 60% of the amount specified under subsection 8(a)(i)(I) hereof;

                      (III) the amount of Employee's base salary accrued but
                  unpaid from the last monthly payment date to the date of termination;

                       (IV) expense reimbursement under Section 5 hereof for
                  expenses incurred in the performance of his duties hereunder prior to the termination of his employment with the Company;

                        (V) any other benefit accrued but unpaid as of the date
                  of such termination; and

                       (VI) the estimated cost to Employee of obtaining medical,
                  dental, life and disability insurance coverage for a period of eighteen months after the expiration of his continuation (COBRA) rights; provided that such coverage will be substantially similar to the coverage provided to Employee by Employer immediately prior to the Change In Control; and provided further that this subsection 8(a)(i)(VI) will be applied without regard to, and the amount payable under this subsection 8(a)(i)(VI) is in addition to, any continuation (COBRA) rights or conversion rights under any plan provided by Employer, which rights are not affected by any provision hereof.

          (ii) Time for Payment; Interest. The Company will pay the Termination Payment to Employee concurrent with Employee's termination of employment. Employer's obligation to pay to Employee any amounts under this Section 8, including without limitation the Termination Payment and any Gross Up Payment due under subsection (c), will bear interest at the maximum rate allowed by law until paid by the Company, and all accrued and unpaid interest will bear interest at the same rate, all of which interest will be compounded daily.

         (iii) Payment Authority. Any officer of the Company (other than Employee) is authorized to issue and execute a check, initiate a wire transfer or otherwise effect payment on behalf of the Company to satisfy the Company's obligations to pay all amounts due to Employee under this
     Section 8.

          (iv) Termination. The Company's obligation to pay the Termination Payment will not be affected by the manner in which Employee's employment with the Company is terminated. Without limiting the generality of the foregoing, the Company will be obligated to pay the Termination Payment and any Gross Up Payment regardless of whether Employee's termination of employment is voluntary, involuntary, for cause, without cause, in violation of any employment agreement or other agreement in effect at the time of the Change In Control, or due

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     to Employee's retirement or disability. Employee's notice of his termination of employment in connection with a Change In Control may be made by any means.

     (b) Change In Control. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of
     Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board of Directors of the Company for any reason, unless the election, or the nomination for election by the Company's shareholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended.

     (c)  Gross Up Payment.

            (i) Excess Parachute Payment. If Employee incurs the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code, the Company will pay to Employee an amount (the "Gross Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local income tax (together with penalties and interest) and Excise Tax upon the payment provided for by this subsection (c)(i), will be equal to the amount of the excess parachute payment.

           (ii) Applicable Rates. For purposes of determining the amount of the Gross Up Payment, Employee will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Employee's residence on the date of his termination of employment, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

          (iii) Determination of Gross Up Payment Amount. The determination of whether the Excise Tax is payable and the amount thereof will be based upon the opinion of tax counsel selected by Employee. If such opinion is not finally

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          accepted by the Internal Revenue Service (or state and local taxing authorities), then appropriate adjustments to the Excise Tax will be computed and additional Gross Up Payments will be made in the manner provided by this subsection (c).

                (iv) Time For Payment. The Company will pay the estimated amount of the Gross Up Payment in cash to Employee concurrent with Employee's termination of employment. Employee and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Employee and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Employee will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

         (d) Arbitration. Any controversy or claim arising out of or relating to this Section 8, or the breach thereof, will be settled exclusively by arbitration in Dallas, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in, and enforced by, any court having jurisdiction thereof.

         (f) No Right To Continued Employment. This Section 8 will not give Employee any right of continued employment or any right to compensation or benefits from the Company except the rights specifically stated herein.

         (g) Exercise of Stock Options. Notwithstanding anything to the contrary contained herein, all of Employee's options to purchase the Company's Common Stock will become immediately exercisable upon a Change In Control.

     Section 9. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of Employer and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of Employer and its affiliates. Employee will not, during or after his term of employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

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     Section 10.  NONCOMPETITION.  Until two years after termination of
Employee's employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which
(A) relate to the acquisition and consolidation of medical practices (the "Designated Industry") and (B) were either conducted by the Company prior to Employee's termination or proposed to be conducted by the Company at the time of such termination, (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. Employee will continue to be bound by the provisions of this Section 10 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 10 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 10 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 11.  GENERAL.

     (a) Notices. Except as provided in Section 8(a) hereof, all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 11(a):

         If to Employer, to:                      with a copy to:

         Physicians Resource Group, Inc.          Jackson & Walker, L.L.P.
         One Woodway Building                     901 Main Street, Suite 6000
         4801 Woodway Dr.                         Dallas, Texas  75202
         Suite 300 East                           Attn: James S. Ryan, III
         Houston, Texas  77056                    Fax No.:  (214) 953-5822
         Attn:  Chief Executive Officer
         Fax No.:  (713) 965-0239

If to Employee, to:

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Mark Kingston
336 Dogwood Trail
Coppell, Texas  75019
Fax No.:  (214) 393-4199


     (b) Withholding; No Offset. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

     (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of Sections 9 and 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

     (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     (f) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     (g) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

     (h) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

     (i) Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

     (j) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee

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and the successors of Employer.  If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

     (k) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

     (l) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     EXECUTED as of the date and year first above written.


                                      PHYSICIANS RESOURCE GROUP, INC.


                                      By: ___________________________________

                                      Its: __________________________________



                                      _______________________________________
                                       Mark Kingston

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